Exhibit 3.4

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

ASPARGO LABS, INC. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

FIRST:                    That the name of the corporation is Aspargo Labs, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law by the filing of a Certificate of Incorporation of this corporation on November 8, 2019 under the name VirgaTech, Inc. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 30, 2020 under the name Aspargo Laboratories, Inc. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 1, 2024 under the name Aspargo Labs, Inc.

SECOND:               That the Corporation’s Certificate of Designations, Preferences, and Rights of Series A Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on July 14, 2022.

THIRD:                   That the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Certificate of Designations, Preferences, and Rights of Series A Convertible Preferred Stock (the “Preferred Stock”) in the form of Exhibit A attached hereto (the “Amendment”), declaring the Amendment to be advisable and calling a meeting of the holders of the outstanding shares of the Preferred Stock for consideration thereof or otherwise taking such action without a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware and the provisions of the By- laws of the Corporation. The resolution setting forth the proposed Amendment isas follows:

RESOLVED, That the Certificate of Designations, Preferences, and Rights of Series A Convertible Preferred Stock be, and it hereby is, amended in the form of Exhibit A attached hereto, subject to approval of the holders of the outstanding shares of Preferred Stock of the Company.

FOURTH:               That thereafter, pursuant to resolution of the Board, in accordance with Section 228 of the General Corporation Law of the State of Delaware and the provisions of the Bylaws of the Corporation, written consent of holders of outstanding stock representing the necessary number of shares of Preferred Stock as required by statute and the Bylaws of the Corporation were voted in favor of the Amendment.

FIFTH:                   That the Amendment to the Certificate of Designations, Preferences, and Rights of Series A Convertible Preferred Stock was duly adopted in accordance with the provisions of Section 242, 245 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 7th day of March 2024.

Date: March 7, 2024

/s/ Michael Demurjian
Michael Demurjian, Chairman and CEO

EXHIBIT A

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

ASPARGO LABS, INC

Aspargo Labs, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST:       This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Series A Certificate”). Capitalized terms used and not otherwise defined herein are used as defined in the Series A Certificate.

SECOND:   The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Sections 228 and 242 of the DGCL.

THIRD:       The following shall be added to the list of capitalized terms contained in Section 2 of the Series A Certificate:

“Affiliate” shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

FOURTH:    The following new paragraph (k) shall be added to the end of Section 6 of the Series A Certificate:

“(k)   Beneficial Ownership Limitation on Conversions.   Notwithstanding anything to the contrary contained herein, the Corporation shall not effect any conversion of the Series A Convertible Preferred Stock, and no holder shall have the right to convert any portion of the Series A Convertible Preferred Stock, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, such holder (together with such holder’s Affiliates and any Persons acting as a group together with such holder or any of such holder’s Affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock issued and outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock and dividends held by the applicable holder.

For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock and dividends with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted shares of Series A Convertible Preferred Stock or dividends beneficially owned by such holder or any of its Affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including, without limitation, any convertible notes or convertible preferred shares or warrants) beneficially owned by such holder or any of its Affiliates only to the extent that such conversion is subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 6(k). For purposes of this Section 6(k). beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and regulations promulgated thereunder.

For purposes of determining the number of shares of Common Stock a holder may acquire upon the conversion of Series A Convertible Preferred Stock without exceeding the Maximum Percentage, such holder may rely on the number of issued and outstanding shares of Common Stock as reflected in (x) the Corporation’s most recent public filing with the SEC, (y) a more recent public announcement by the Corporation setting forth the number of shares of Common Stock outstanding or (z) any other Written Notice by the Corporation setting forth the number of shares of Common Stock issued and outstanding (the “Reported Outstanding Share Number”).

If the Corporation receives a Written Notice from a holder to convert a number of shares of Series A Convertible Preferred Stock for shares of Common Stock (“Conversion Notice”) to be issued at a time when the actual number of issued and outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Corporation shall notify such holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such holder’s beneficial ownership, as determined pursuant to this Section 6(k). to exceed the Maximum Percentage, such holder must notify the Corporation of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written request of any holder, the Corporation shall within two (2) Business Days confirm in writing or by electronic mail to such holder the number of shares of Common Stock then outstanding. In any case, the number of issued and outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Convertible Preferred Stock, by such holder since the date as of which the Reported Outstanding Share Number was reported.

In the event that the issuance of shares of Common Stock to a holder upon conversion of such holder’s Series A Convertible Preferred Stock results in such holder being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of issued and outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), such conversion and the number of shares of Common Stock so issued by which such holder’s aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such holder shall not have the power to vote or to transfer the Excess Shares.

Upon delivery of a Written Notice to the Corporation, any holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 4.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation and (ii) any such increase or decrease will apply only to such holder and not to any other holder of Series A Convertible Preferred Shares. For purposes of clarity, the shares of Common Stock issuable with respect to the Series A Convertible Preferred Shares in excess of the Maximum Percentage shall not be deemed to be beneficially owned by a holder for any purpose including for purposes of Section 13(d) of the Exchange Act.

The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(k) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 6(k) or to make changes or supplements necessary or desirable to properly give effect to such limitation.

The limitation contained in this paragraph may not be waived and shall apply to a successor holder of Series A Convertible Preferred Shares.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 7th day of March 2024.

ASPARGO LABS, INC.

By:	/s/ Michael Demurjian
Michael Demurjian Chief Executive Officer

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